Exhibit 10.17

Date:	April 25, 2006
To:	William Stringer
From:	Barry Butler
Subject:	Offer letter
As we discussed, I would like to offer you the position of Vice President of Manufacturing and Compliance of Sirion Therapeutics, Inc. You will report directly to the CEO. We anticipate a start date of May 15, 2006.
The base salary of the position will be $12,500 per month ($150,000 per year). The position includes full health insurance benefits for your family (currently administered by Aetna HMO), prescription drug coverage, base dental insurance, base vision insurance, and life insurance equal to one times base salary. You may purchase additional benefits and upgrades at your own expense. You will receive 4 weeks of vacation per calendar year and standard paid company holidays.
As a Vice President, you will participate in the Executive bonus plan that will be implemented following the closing of the next financing round.
Finally, you will participate in the employee stock option plan that will be implemented following the next round of financing. The target level of ownership control represented by the options is $150,000 (currently estimated at 20,000 options with an exercise price of $7.50).
We look forward to having you join our team.
Best Regards,
Barry Butler,
Chief Executive Officer
3110 Cherry Palm Drive, Suite 340 • Tampa, FL • 33619 • Phone: (813) 496-7325 • Fax: (813) 496-7328 • www.siriontherapeutics.com